Exhibit 99.1

TILT Holdings Reports Third Quarter 2024 Results and Announces Strategic Review of its Plant-Touching Business

PHOENIX, November 14, 2024 -- TILT Holdings Inc. (“TILT” or the “Company”) (Cboe CA: TILT) (OTCQB: TLLTF), a global provider of cannabis business solutions including inhalation technologies, cultivation, manufacturing, processing, brand development and retail, is reporting its financial and operating results for the three months ended September 30, 2024. TILT is also announcing that it is underway with a review of strategic alternatives for its plant-touching business.

All financial information is reported in U.S. dollars and prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) unless otherwise indicated.

“We are underway with a comprehensive strategic review of our plant-touching business,” announced TILT’s Chief Executive Officer Tim Conder. “This process allows us to evaluate a range of potential actions, including divestitures, partnerships, and other strategic alternatives, to align our portfolio better and focus on our opportunity in inhalation technology. We believe that these plant-touching assets hold significant potential value for other operators and could provide us with the additional capital needed to strengthen our balance sheet and expand Jupiter Research.”

“Further, we are also highlighting key management changes that will further support our long-term vision and strategic objectives. Ken Yuan has been an integral part of our team as Jupiter’s Chief Operating Officer since earlier this year. Ken has extensive operational and restructuring experience and is driving increased efficiency and focus across our organization. Additionally, we have brought on Khalid Al Naser as head of our commercial efforts for TILT. Khalid adds deep experience in the cannabis vaporization space, most recently as co-founder of Raw Garden, and we are confident that his leadership will be a true value add for TILT and our customers.”

Conder concluded, “During the third quarter, we worked through our new ‘asset-light’ model for Jupiter which we introduced in Q2. This model allows for a just-in-time production and shipping structure, which we expect should improve our working capital position. That said, we believe that by continuing to evolve Jupiter, and with this strategic review process completed, it will allow us to sharpen our focus, better align our resources, and build a robust portfolio of products that meets our customers’ evolving pricing and innovation needs.”

Q3 2024 Financial Summary

●	Revenue was $27.0 million in the three months ended September 30, 2024, compared to $44.6 million in the prior year period. The decrease in revenue was primarily driven by the Company’s Jupiter hardware business related to delays in shipping from a primary supplier as well as the temporary transition of certain customers to a commission structure.
●	Gross profit was $3.8 million and gross margin was 14% in the three months ended September 30, 2024, compared to $8.0 million or 18% of revenue in the prior year period. The decrease in gross profit was mainly driven by the decreased sales volume, whereas the decrease in gross margin was primarily driven by increased logistics costs related to shipping delays, as well as product mix.

Exhibit 99.1

●	Net loss was $12.6 million in the three months ended September 30, 2024, compared to a net loss of $8.7 million in the prior year period.
●	Adjusted EBITDA (non-GAAP) was $(1.6) million in the three months ended September 30, 2024, compared to $2.2 million in the prior year period. The decrease was primarily driven by lower revenue and gross margin.
●	Cash provided by operating activities in the third quarter was $2.0 million compared to $1.0 million for the year-ago period.
●	At September 30, 2024, the Company had $3.9 million of cash, cash equivalents and restricted cash compared to $3.3 million at December 31, 2023.

Q3 2024 & Recent Operational Highlights

●	Launched Edie Parker Flower in the Pennsylvania in the third quarter.
●	Announced the appointment of Marshall Horowitz to the board of directors following the resignation of Adam Draizin.
●	Announced the departure of Chris Kelly, former Chief Revenue Officer.

Strategic Alternatives

The Company is undertaking a process to review strategic alternatives for its plant-touching assets. These alternatives could include, among others, possible joint ventures, strategic partnerships, or sale. The intent is to optimize the Company’s portfolio of businesses and create value for stakeholders. This decision was made as part of our continual strategic portfolio analysis, which is focused on positioning the Company to serve high growth markets and to restructure its balance sheet. As we undertake this review, the Company remains committed to executing on our current plant-touching business plans and serving the needs of our customers.

There is no deadline or definitive timetable for completion of the strategic alternatives review process and there can be no assurance that this process will result in the Company pursuing a transaction or any other strategic outcome. The Company does not intend to make any further public comment regarding the review of strategic alternatives for its plant-touching assets until it has been completed or the Company determines that a disclosure is required or otherwise deemed appropriate.

Earnings Call and Webcast

TILT management will host a conference call today at 5:00 p.m. Eastern time to discuss its financial and operational results.

Date: Thursday, November 14th, 2024,
Time: 5:00 p.m. Eastern Time
Toll-free dial-in number: (877) 423-9813
International dial-in number: (201) 689-8573

Webcast: TILT Q3 2024 Earnings Call

Exhibit 99.1

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Elevate IR at (720) 330-2829.

The conference call will also be available for replay in the investor relations section of the Company’s website at www.tiltholdings.com.

About TILT

TILT helps cannabis businesses build brands. Through a portfolio of companies providing technology, hardware, cultivation and production, TILT services brands and cannabis retailers across 40 states in the U.S., as well as Canada, Israel, Mexico, South America and the European Union. TILT’s core businesses include Jupiter Research LLC, a wholly-owned subsidiary and leader in the vaporization segment focused on hardware design, research, development and manufacturing; and cannabis operations, Commonwealth Alternative Care, Inc. in Massachusetts, Standard Farms LLC in Pennsylvania, and Standard Farms Ohio, LLC in Ohio. TILT is headquartered in Phoenix, Arizona. For more information, visit www.tiltholdings.com.

Forward-Looking Information

This news release contains forward-looking information and statements (together, “forward-looking information”) under applicable Canadian and U.S. securities laws which are based on current expectations. Forward-looking information is provided for the purpose of presenting information about TILT management’s current expectations and plans relating to the future and readers are cautioned that such statements may not be appropriate for other purposes. Forward-looking information may include, without limitation, outcome of the Company’s strategic review of plant touching assets, increased focus and growth of Jupiter in relation to any potential divestiture of the plan touching assets, strengthening  of TILT’s balance sheet, expectations relating to the impact of the leadership change on TILT’s operations, TILT’s beliefs about working through the leadership transition, TILT’s expectations on reductions in corporate overhead and headcount and re-alignment of its business,  TILT’s business strategy and growth opportunities, the opinions or beliefs of management, prospects, opportunities, priorities, targets, goals, ongoing objectives, milestones, strategies, and outlook of TILT, and includes statements about, among other things, future developments, the future operations, strengths and strategy of TILT. Generally, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “will”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”. These statements should not be read as guarantees of future performance or results. These statements are based upon certain material factors, assumptions and analyses that were applied in drawing a conclusion or making a forecast or projection, including TILT’s experience and perceptions of historical trends, the ability of TILT to maximize shareholder value, current conditions and expected future developments, as well as other factors that are believed to be reasonable in the circumstances.

Although such statements are based on management’s reasonable assumptions at the date such statements are made, there can be no assurance that such forward-looking information will prove to be

Exhibit 99.1

accurate, as actual results and future events could differ materially from those anticipated in such forward-looking information. Accordingly, readers should not place undue reliance on the forward-looking information. TILT assumes no responsibility to update or revise forward-looking information to reflect new events or circumstances unless required by applicable law.

By its nature, forward-looking information is subject to risks and uncertainties, and there are a variety of risk factors, many of which are beyond the control of TILT, and that may cause actual outcomes to differ materially from those discussed in the forward-looking information. Such risk factors include, but are not limited to, TILT’s ability to find a permanent successor executive, the impact of the announcement of the leadership change on TILT’s stock, performance, operations, results of operations, employees, suppliers and customers, TILT’s ability to successfully work through the leadership transition, TILT’s ability to execute on its business optimization strategy, capital preservation and cash generation, and reductions in corporate overhead and headcount and re-alignment of its business and those risks described under the  heading “Item 1A Risk Factors” in the Annual  Report on Form 10-K for the fiscal year ended December 31, 2023 and “Item 1A Risk Factors” in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 and other subsequent reports filed by TILT with the United States Securities and Exchange Commission  at www.sec.gov and on SEDAR+ at www.sedarplus.ca.

Company Contact:

Lynn Ricci, VP of Investor Relations & Corporate Communications

TILT Holdings Inc.

lricci@tiltholdings.com

Investor Relations Contact:

Sean Mansouri, CFA

Elevate IR

TILT@elevate-ir.com

720.330.2829

Exhibit 99.1

Exhibit 99.1

Exhibit 99.1

Table 4: Condensed Consolidated Balance Sheets (Select Items)
(Amounts Expressed in Thousands of United States Dollars)

	Periods Ended	
	September 30, 2024	**December 31, 2023**
	(unaudited)	(audited)
Cash and Cash Equivalents	$ 2,609	$ 2,034
Restricted Cash	1,300	1,298
Trade Receivables and Others	10,332	17,919
Inventories	22,922	32,908
Total Current Assets	39,756	56,274
Property, Plant & Equipment, Net	31,704	51,185
Total Assets	182,594	231,188
Total Current Liabilities	83,443	76,072
Total Long-Term Liabilities	94,750	92,723
Total Shareholders’ Equity	4,401	62,393

Exhibit 99.1

Reconcilation of Non-GAAP Measures for Gross Profit

(Amounts Expressed in Thousands of United States Dollars)

	Three Months Ended			Nine Months Ended	
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Revenues, net	**$ 26,967**	**$ 26,581**	**$ 44,555**	**$ 91,052**	**$ 128,418**
Cost of goods sold	(23,172)	(22,322)	(36,595)	(76,281)	(107,622)
Gross profit $	**3,795**	**4,259**	**7,960**	**14,771**	**20,796**
Gross profit %	**14.1%**	**16.0%**	**17.9%**	**16.2%**	**16.2%**
Add (Deduct) Impact of:					
One-Time Adjustment*	—	—	—	(717)	—
Non-Cash Inventory Adjustment	270	215	734	498	5,831
Total Adjustments	**270**	**215**	**734**	**(219)**	**5,831**
Adjusted Gross Profit $ (Non-GAAP)	**4,065**	**4,474**	**8,694**	**14,552**	**26,627**
Adjusted Gross Profit % (Non-GAAP)	**15.1%**	**16.8%**	**19.5%**	**16.0%**	**20.7%**

* One-time adjustment related to Taunton's Host Fee Reversal